UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 11, 2010
Date of Report (Date of earliest event reported)

Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

150 N. Radnor Chester Road, Radnor, PA 19087
(Address of principal executive offices)(Zip Code)

(484) 583-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Lincoln National Corporation (“we” or the “Company”) took the actions described below with respect to compensation for Dennis R. Glass, President and Chief Executive Officer, Frederick J. Crawford, Senior Vice President and Chief Financial Officer, Wilford H. Fuller, President, Lincoln Financial Distributors, and Mark Konen, President, Insurance and Retirement Solutions.  The compensation of these executives is being restructured to be more reflective of our “pay for performance” principles and overall market practices following the Company’s redemption of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) issued to the U.S. Department of the Treasury (the “Treasury”) as a participant in the Capital Purchase Program (“CPP”) and the lapse of compensation restrictions under the CPP applicable to these executive officers.

Reduction in Base Salary and the Elimination of Salary Shares

The Committee reduced the cash base salaries for these executives on an annualized basis as follows: Mr. Glass from $1,150,000 to $1,025,000; Mr. Crawford from $637,500 to $522,750; Mr. Fuller from $500,000 to $410,000; and Mr. Konen from $646,875 to $530,438, effective beginning August 14, 2010.

While subject to the CPP restrictions, Messrs. Glass, Crawford, Fuller and Konen received payments of salary in shares of our common stock (“Salary Shares”).  The Committee eliminated the payment of Salary Shares going forward.

Special Incentive Award for 2010

The Committee approved a special incentive program (“SIP”) under our shareholder-approved 2009 Lincoln National Corporation Incentive Compensation Plan (the “ICP”) for the abbreviated performance period from July 1 through December 31, 2010 for Messrs. Glass, Crawford, Fuller and Konen.  Under the SIP, the Committee approved the following performance measures: income from operations per share; statutory earnings; sales targets; and the achievement of budget goals.  For our business unit heads, these measures are weighted between enterprise results and the applicable line of business results.  The Committee also approved the target performance goals for each measure and the relative weightings between enterprise and line of business results for the performance measures.  The definitions of income from operations and statutory earnings are substantially similar to the definitions disclosed in the “Compensation Discussion and Analysis” included in our proxy statement in connection with our 2010 Annual Meeting of Shareholders.  These performance criteria are consistent with those set forth in the ICP, which was filed as Exhibit 4 to our proxy statement in connection with the 2009 Annual Meeting of shareholders.

The Committee may, in its discretion, make adjustments to the definitions of income from operations per share and statutory earnings, if the net effect of such discretionary adjustments would be to reduce award payouts consistent with 162(m).

The Committee also established the target SIP awards for Messrs. Glass, Crawford, Fuller and Konen as a percentage of their prorated base salary, or $788,462, $221,163, $394,231 and $277,460 respectively.  The SIP award will be paid out after the end of the applicable performance period only upon the Committee’s determination that threshold performance has been achieved for at least one of the four performance measures.  The maximum SIP award is 200% of target.  The minimum SIP award is 25% of target on a weighted average basis provided that threshold level of performance is achieved for at least one measure.  The participants must be actively employed by the Company through August 1, 2011 to be eligible for payment of the SIP award.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year.

As a result of our redemption of all of the outstanding shares of the Series B Preferred Stock, the Board of Directors approved a restatement to our Restated Articles of Incorporation on August 11, 2010 to remove the certificate of designations for the Series B Preferred Stock.  This amendment does not require shareholder approval under Indiana law. The Restated Articles of Incorporation will be effective upon filing with the Secretary of State of Indiana.

A copy of the Restated Articles of Incorporation is attached here as Exhibit 3.1.

Item 8.01.  Other Events.

On August 6, 2010, David A. Stonecipher, a member of our Board, adopted a stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The 10b5-1 plan provides for the sale of up to 100,000 shares of common stock of the Company in various amounts and at prices ranging from $33 to $36 per share beginning on September 6, 2010 and ending February 28, 2011, unless the plan is terminated prior to that date.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Restated Articles of Incorporation of Lincoln National Corporation are filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION

By	/s/ Frederick J. Crawford
Name:	Frederick J. Crawford
Title:	Executive Vice President and
Chief Financial Officer

Date:  August 17, 2010

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Restated Articles of Incorporation of Lincoln National Corporation are filed herewith.